EXHIBIT 10.1

                      CHANGE OF CONTROL SEVERANCE AGREEMENT

Bruce K. Weldele
President
United Savings Bank, F.A.
601 First Avenue North
Great Falls, Montana 59401

Dear Bruce:

         United Savings Bank, F.A. (the "Company") recognizes the possibility of a change in control of the Company, which can result in significant distractions of its key executives and management because of uncertainties inherent in such a situation. The Company also recognizes that your contribution to the growth and success of the Company has been substantial and desires to assure the Company of your continued employment despite such possibility.

         The Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to take appropriate steps to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

         In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (this "Agreement") in the event your employment with the Company is terminated subsequent to a "Change in Control" (as defined in Section 2 hereof) under the circumstances described below:

1. Term of Agreement. This Agreement will commence on the date hereof and shall continue in effect until December 31, 1993; provided, however, that commencing on January 1, 1994 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than October 1 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, if a Change in Control (as defined in Section 2 hereof) shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of 24 months beyond the month in which such Change in Control occurred.

2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control, as hereinafter defined. For purposes of this Agreement, a "Change in Control" shall mean that an acquiror has been deemed to have acquired control of the Company, or a company or person shall be deemed to control the Company, as determined in accordance with 12 C.F.R. ss. 574.4(a), as amended, promulgated pursuant to 12 U.S.C. 1817(j) and 12 U.S.C. 1467a.

3. Termination Following a Change in Control. If a Change in Control shall have occurred, you shall be entitled to the benefits provided in
         Section 4(d) hereof upon any termination of your employment during the term of this Agreement unless such termination is (i) because of your death or Mandatory Retirement


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         (as defined below), (ii) by the Company for Cause (as defined below) or
         Disability (as defined below) or (iii) by you other than for Good
         Reason (as defined below).

                  (a) Disability; Mandatory Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full-time basis for 6 consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, the Company may, in accordance with Company policy as to termination of employees on long-term disability, terminate your employment for "Disability." Termination of your employment based on "Mandatory Retirement" shall mean a termination by the Company or you in accordance with any mandatory Company retirement policy generally applicable to its salaried employees or any retirement in accordance with any retirement arrangement established with your consent with respect to you.

                  (b) Cause. Termination by the Company of your employment for 'Cause" shall mean termination upon (i) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your disability or from termination by you for Good Reason), after a demand for substantial performance is delivered to you that specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a continuous basis within 14 days of receiving such demand, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise or (iii) your conviction of a felony which impairs your ability substantially to perform your duties with the Company. For purposes of this Subsection 3(b), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Failure to perform your duties with the Company during any period of disability shall not constitute Cause. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and the opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (i), (ii) or (iii) of the first sentence of this Subsection 3(b) and specifying the particulars thereof in detail.

                  (c) Good Reason. You shall be entitled to terminate your employment for Good Reason, as hereinafter defined. Termination by you of your employment for "Good Reason" shall mean termination by you upon the occurrence, without your express written consent, within 24 months following a Change in Control of any one or more of the following:

                           (i) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to the Change in


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                           Control or any other action of the Company which
                           results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by you;

                           (ii) a reduction by the Company in your base salary as in effect on the date hereof or as the same shall be increased from time to time;

                           (iii) the Company's requiring you to be based at a location in excess of 30 miles from the location of your principal office immediately prior to the Change in Control;

                           (iv) the failure by the Company to (a) continue in effect any material compensation or benefit plan, program, policy or practice in which you were participating at the time of the Change in Control or
                           (b) provide you with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change in Control;

                           (v) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 7 hereof; and

                           (vi) any purported termination by the Company of your employment that is not effected pursuant to a Notice of Termination (as defined below) satisfying the requirements of Subsection 3(d) below (and, if applicable, Subsection 3(b) above); and for purposes of this Agreement, no such purported termination shall be effective.

                  Your right to terminate your employment pursuant to this Subsection 3(c) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                  (d) Notice of Termination. Any purported termination of your employment by the Company or by you for Good Reason within 24 months following the month in which a Change in Control occurs, shall be communicated by Notice of Termination to the other party hereto in accordance with Section 8 hereof. No purported termination of your employment by the Company shall be effective if it is not pursuant to a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination (as defined below) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                  (e) Date of Termination. 'Date of Termination" shall mean the date specified in the Notice of Termination where required or in any other


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                  case upon ceasing to perform services to the Company; provided that if within thirty (30) days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined to be the Date of Termination, either by mutual written agreement of the parties, by a binding and final arbitration award or judgment of a court of competent jurisdiction.

4. Compensation Upon Termination. Following a Change in Control, upon termination of your employment during the term of this Agreement you shall be entitled to the following benefits:

                  (a) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, until your employment is terminated pursuant to Subsection 3(a) hereof. Thereafter, your benefits shall be determined in accordance with the Company's long-term disability, retirement, insurance, and other applicable programs and plans then in effect.

                  (b) If your employment shall be terminated by the Company for Cause, or by you other than for Good Reason, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required hereunder, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

                  (c) If your employment terminates by reason of your Mandatory Retirement, or by reason of your death, your benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs and plans then in effect.

                  (d) If your employment by the Company shall be terminated (i) by the Company for any reason other than Cause, Mandatory Retirement or Disability, or (ii) by you for Good Reason, you shall be entitled to the benefits, to be funded from the general assets of the Company, provided below:

                           (A) the Company shall pay you your full base salary through the Date of Termination at the rate in effect immediately prior to the occurrence of the circumstances giving rise to the Notice of Termination given in respect thereof;

                           (B) the Company will pay as severance benefits to you, not later than 30 days following the Date of Termination, a lump sum severance payment equal to two times the sum of (i) your annual base salary in effect immediately prior to the occurrence of the circumstances giving rise to the Notice of Termination given in respect thereof, and (ii) annual target bonus potential available to you at the time Notice of Termination is given or immediately prior to the date of the Change in Control, whichever is greater


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                           (or if there is no such target bonus, the bonus
                           earned in the last fiscal year prior to the Change in Control);

                           (C) for a 24-month period after the Date of Termination, the Company will arrange to provide you with welfare benefits (including life and health insurance benefits), perquisites and other employee benefits of substantially similar design and cost (to you) as the welfare benefits, perquisites and other employee benefits available to you immediately prior to the Notice of Termination; but benefits otherwise receivable by you pursuant to this Subsection 4(d)(C) shall be reduced to the extent comparable benefits are actually received by you during the 24month period following the Date of Termination, and any such benefits actually received by you shall be reported to the Company; and

                           (D) the full amount of any long-term incentive award for any plan periods then in progress to the extent not provided for in such plan or plans.

                  (e) The payments provided for in Subsection 4(d) above shall be made not later than 30 days following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate as determined in good faith by the Company of the minimum amount of such payments and shall pay the remainder of such payments (together with interest from the date of such estimated payment at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code")) as soon as the amount thereof can be determined- but in no event later than 45 days after the Date of Termination.

                  In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable no later than 30 days after demand by the Company (together with interest from the date of such estimated payment at the rate provided in Section 1274(b)(2)(B) of the Code).

                  (f) The Company shall also pay to you any reasonable legal fees and expenses incurred by you as a result of successful litigation against the Company for nonpayment of any benefit claimed under this Agreement. If you utilize arbitration to resolve any such dispute, the Company will pay any reasonable legal fees and expenses incurred by you in connection therewith.

                  (g) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in Subsection 4(d)(C) hereof.

                  (i) In addition to all other amounts payable to you under this
                  Section 4 you shall be entitled to receive all benefits payable or distributable to you under any Company pension plan, and any other plan or agreement



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                  relating to retirement benefits, as well as all amounts for unused vacation in accordance with standard Company policy.

                  (j) It is intended that base salary, amounts calculated with reference to base salary and incentive awards are to be based on such salary and objectives established in good faith and, as a principle, kept current as of the Date of Termination, without reduction by the Company prior to such Date of Termination for the primary purpose of reducing the benefit to you under this Agreement.

5. 28OG Limitation. The amount of any cash payment to be received by you pursuant to Section 4 of this Agreement shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of any payment or benefit received or to be received by you in connection with a Change in Control or the termination of your employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with the Company, with any person whose actions result in a Change in Control of the Company or with any person constituting a member of an ",'affiliated group" (as defined in section 28OG(d)(5) of the Code)), with the Company or with any person whose actions result in a Change in Control of the Company (such foregoing payments or benefits referred to collectively as the "Total Payments") from being treated as an "excess parachute payment" within the meaning of section 28OG(b)(1) of the Code, but only if and to the extent such reduction will also result in, after taking into account all applicable state or federal taxes (computed at the highest marginal rate) including any taxes payable pursuant to section 4999 of the Code, a greater after-tax benefit to you than the after-tax benefit to you of the Total Payments computed without regard to any such reduction. For purposes of the foregoing, (a) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company and acceptable to you does not constitute a "parachute payment" within the meaning of section 28OG(b)(2) of the Code; (b) any reduction in payments pursuant to the Agreement shall be computed by taking into account that portion of Total Payments which constitute reasonable compensation within the meaning of section 28OG(b)(4)(B) of the Code in the opinion of such tax counsel; (c) the value of any non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Company in accordance with the principles of section 28OG(d)(3)(iv) of the Code; and (d) in the event of any uncertainty as to whether a reduction in Total Payments to you is required pursuant to the Agreement, the Company shall initially make the payment to you and you hereby agree to refund to the Company any amounts ultimately determined not to have been payable under the terms hereof.

6. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by the Company and for which you may qualify, nor shall anything herein limit or reduce such rights as you may have under any other agreement with, or plan, program, policy or practice of, the Company. Amounts which are vested benefits or which you are otherwise entitled to receive under any agreement with, or plan, program, policy or practice of, the Company (including, without limitation, the cash-out of unused vacation days upon termination of employment) shall be payable in accordance with such agreement, plan, program, policy or practice, except as explicitly modified by this Agreement.


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7.       Successors.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof employing you to expressly assume and agree to perform this Agreement. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination and Notice of Termination shall be deemed to have been given on such date.

                  (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your devisee, legatee or other designee or, if there is no such designee, to your estate or, if no estate, in accordance with applicable law.

8. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, postage prepaid, addressed to the other party as follows:

                  If to the Company, to:
                           United Savings Bank, F.A.
                           Attention:  Chairman Board of Directors
                           601 First Avenue North
                           Great Falls, Montana 59401

                  If to you, to:
                           Bruce K. Weldele
                           2700 5th Avenue South
                           Great Falls, Montana 59405

         Either party to this Agreement may change its address for purposes of this Section 8 by giving 15 days' prior notice to the other party hereto.

9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as -may be specifically designated by the Board. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Montana.

10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


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11.      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. Arbitration. Upon the election of either party, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. In the event neither party elects arbitration, the parties may pursue any and all legal remedies available.

13. Effective Date. This Agreement shall become effective as of the date set forth above.

14. Employment. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to continue your current employment status or to change any employment policies of the Company.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

UNITED SAVINGS BANK, F.A.

By /s/Dean J. Mart
------------------
Dean J. Mart
Senior Vice President - Lending

Agreed to the 30th day
Of September, 1993

By /s/ Bruce K. Weldele
-----------------------
Bruce K. Weldele
President